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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement and related prospectus of Metropolitan Mortgage & Securities Co., Inc. for the registration of 6,000,000 shares of its Preferred Stock, Series E-7 and to the incorporation by reference therein of our report dated December 14, 2001, with respect to the consolidated financial statements and schedules of Metropolitan Mortgage & Securities Co., Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2001, filed with the Securities and Exchange Commission.

                                               /s/ Ernst & Young LLP


Seattle, Washington
July 16, 2002